Exhibit 99.1

Nasdaq Grants KemPharm’s Request for Extension to Comply with the Market Value of Listed Securities Continued Listing Requirement

KemPharm’s Common Stock Listing Transfers to The Nasdaq Capital Market Effective Today

Celebration, FL – January 15, 2020 – KemPharm, Inc. (Nasdaq: KMPH), a specialty pharmaceutical company engaged in the discovery and development of proprietary prodrugs, today announced that it received notice from the Nasdaq Listing Qualifications Panel (the “Hearings Panel”) of The Nasdaq Stock Market LLC (“Nasdaq”) that it has granted the Company’s request to transfer its listing from The Nasdaq Global Market to The Nasdaq Capital Market effective today, January 15, 2020.  Further, the Hearings Panel has also granted the Company an extension until May 13, 2020, to regain compliance with the Market Value of Listed Securities (“MVLS”) continued listing requirement of The Nasdaq Capital Market, conditioned upon achievement of certain milestones included in a plan of compliance which the Company previously submitted to the Hearings Panel.

Previously, on May 17, 2019, the Company received notice from the Nasdaq Listing Qualification Department that the Company was not in compliance with the continued listing requirement of The Nasdaq Global Market to maintain a minimum MVLS of $50,000,000.  By transferring the Company’s common stock listing to The Nasdaq Capital Market, the Company will regain compliance with the MVLS continued listing requirement of The Nasdaq Capital Market by reaching a minimum MVLS of $35,000,000 for a minimum of ten (10) consecutive trading days on or before May 13, 2020.  Should the Company fail to demonstrate compliance with the MVLS continued listing requirement by that date, Nasdaq will issue a final delist determination and the Company will be suspended from trading on Nasdaq.

In order to maintain the listing of its common stock on The Nasdaq Capital Market, the Company must also regain compliance for all other applicable continued listing standards within the respective compliance period.

For instance, on September 27, 2019, the Company received notice from Nasdaq that it was not in compliance with the continued listing requirement to maintain a minimum bid price of $1.00.  The initial compliance period for this continued listing requirement ends on March 25, 2020.  If the Company fails to increase its bid price above $1.00 for at least ten (10) consecutive trading days prior to the end of this compliance period, then the Company’s bid price deficiency may provide additional grounds for delisting by Nasdaq.  This continued listing requirement is the same for both The Nasdaq Global Market and The Nasdaq Capital Market.

Additionally, on December 19, 2019, the Company received notice that it was not in compliance with the continued listing requirement of The Nasdaq Global Market to maintain a minimum Market Value of Publicly Held Shares (“MVPHS”) of $15,000,000.  By transferring the Company’s common stock listing to The Nasdaq Capital Market, the Company will regain compliance with the MVPHS continued listing requirement of The Nasdaq Capital Market by reaching a MVPHS of $1,000,000 for ten (10) consecutive trading days.  The initial compliance period for this continued listing requirement ends on June 16, 2020.  If the Company fails to satisfy the MVPHS continued listing requirement for The Nasdaq Capital Market for at least ten (10) consecutive trading days prior to this time, then the Company’s MVPHS deficiency may provide additional grounds for delisting by Nasdaq.  As a result of the transfer of the Company’s listing to The Nasdaq Capital Market, the Company believes that it is now in compliance with the applicable MVPHS continued listing requirement.

The Company intends to regain compliance with the applicable continued listing requirements of The Nasdaq Capital Market prior to the end of each respective compliance period.  However, until Nasdaq  has reached a final determination that the Company has regained compliance with all of the applicable continued listing requirements, there can be no assurances regarding the continued listing of the Company’s common stock on Nasdaq.  The delisting of the Company’s common stock from Nasdaq could have a material adverse effect on the Company’s access to capital markets, and any limitation on market liquidity or reduction in the price of its common stock as a result of that delisting could adversely affect the Company’s ability to raise capital on terms acceptable to the Company, if at all.

About KemPharm:

KemPharm is a specialty pharmaceutical company focused on the discovery and development of proprietary prodrugs to treat serious medical conditions through its proprietary LAT™ (Ligand Activated Therapy) technology. KemPharm utilizes its proprietary LAT™ technology to generate improved prodrug versions of FDA-approved drugs as well as to generate prodrug versions of existing compounds that may have applications for new disease indications. KemPharm’s prodrug product candidate pipeline is focused on the high need areas of attention deficit hyperactivity disorder, or ADHD, and stimulant use disorder. KemPharm’s co-lead clinical development candidates for the treatment of ADHD, KP415 and KP484, are both based on a prodrug of d-methylphenidate, but have differing duration/effect profiles. In addition, KemPharm has received FDA approval for APADAZ®, an immediate-release combination product containing benzhydrocodone, a prodrug of hydrocodone, and acetaminophen. For more information on KemPharm and its pipeline of prodrug product candidates visit www.kempharm.com or connect with us on Twitter, LinkedIn, Facebook and YouTube.

Caution Concerning Forward Looking Statements:

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation the Company’s proposed development and commercial timelines, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements, including the Company’s ability to regain and/or maintain compliance with the applicable continued listing requirements for The Nasdaq Capital Market or otherwise achieve any milestones included in its plan of compliance with Nasdaq, are based on information currently available to KemPharm and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans. Risks concerning KemPharm’s business are described in detail in KemPharm’s Annual Report on Form 10-K for the year ended December 31, 2018, and KemPharm’s other Periodic and Current Reports filed with the Securities and Exchange Commission.  KemPharm is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

KemPharm Contacts:
Jason Rando / Maureen McEnroe Tiberend Strategic Advisors, Inc. 212-375-2665 / 2664 jrando@tiberend.com mmcenroe@tiberend.com